Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated February 24, 2022, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of CTO Realty Growth, Inc. on Form 10-K for the year ended December 31, 2021. We consent to the incorporation by reference of said reports in the Registration Statements of CTO Realty Growth, Inc. on Forms S-3 (File No. 333-254970 and File No. 333-249209) and on Forms S-8 (File No. 333-168379, File No. 333-176162, File No. 333-204875 and File No. 333-227885).

/s/ GRANT THORNTON LLP

Orlando, Florida

February 24, 2022